Exhibit 3.1

02 E1

CSCL/CD-515 (Rev. 03/22)

MICHIGAN DEPARTMENT OF LICENSING AND REGULATORY AFFAIRS
CORPORATIONS, SECURITIES & COMMERCIAL LICENSING BUREAU

Date Received	(FOR BUREAU USE ONLY)
MAY 06 2024	AC1 $1010 MC CEPAS 24050648010562
	This document is effective on the date filed, unless a subsequent effective date within 90 days after received date is stated in the document.

FILED

MAY 06 2024

ADMINISTRATOR
CORPORATIONS DIVISION

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EFFECTIVE DATE:

Document will be returned to the name and address you enter above.
If left blank, document will be returned to the registered office.

CERTIFICATE OF AMENDMENT TO THE ARTICLES OF INCORPORATION

For use by Domestic Profit and Nonprofit Corporations

(Please read information and instructions on the last page)

Pursuant to the provisions of Act 284, Public Acts of 1972, (profit corporations), or Act 162, Public Acts of 1982 (nonprofit corporations), the undersigned corporation executes the following Certificate:

1. The present name of the corporation is:
   PulteGroup, Inc.

2. The identification number assigned by the Bureau is: 800280280

3. Article SEE ATTACHED of the Restated Articles of Incorporation is hereby amended to read as follows:

PC

COMPLETE ONLY ONE OF THE FOLLOWING:

4. Profit or Nonprofit Corporations: For amendments adopted by unanimous consent of incorporators before the first meeting of the board of directors or trustees.

The foregoing amendment to the Articles of Incorporation was duly adopted on the ________________ day of ___________________ , __________ , in accordance with the provisions of the Act by the unanimous consent of the incorporator(s) before the first meeting of the Board of Directors or Trustees.

Signed this __________ day of ____________________ , ____________

(Signature)	(Signature)
(Type or Print Name)	(Type or Print Name)
(Signature)	(Signature)
(Type or Print Name)	(Type or Print Name)

5. Profit Corporation Only: Shareholder or Board Approval

The foregoing amendment to the Articles of Incorporation proposed by the board was duly adopted on the 6th day of May , 2024 , by the: (check one of the following)

- [x] shareholders at a meeting in accordance with Section 611(3) of the Act.
- [ ] written consent of the shareholders that have at least the minimum number of votes required by statute in accordance with Section 407(1) of the Act. Written notice to shareholders that have not consented in writing has been given. (Note: Written consent by less than all of the shareholders is permitted only if such provision appears in the Articles of Incorporation.)
- [ ] written consent of all the shareholders entitled to vote in accordance with Section 407(2) of the Act.
- [ ] board of a profit corporation pursuant to Section 611(2) of the Act.

Profit Corporations and Professional Service Corporations

Signed this 6th day of May , 2024

By Todd N. Sheldon
(Signature of an authorized officer or agent)

Todd N. Sheldon, Corporate Secretary
(Type or Print Name)

ATTACHMENT TO
MICHIGAN CERTIFICATE OF AMENDMENT TO THE ARTICLES OF INCORPORATION
FOR
PULTEGROUP, INC.
File No. 800280280

No. 3 (continued)

Articles X and XI of the Restated Articles of Incorporation are hereby amended to read as follows:

ARTICLE X

A. In addition to any affirmative vote required by law or these Articles of Incorporation, and except as provided in Section B of this Article X:

1. Any merger or consolidation of the Corporation or any subsidiary with either;

(i) Any Interested Shareholder;

(ii) Any other corporation, whether or not itself an Interested Shareholder, which is, or after the merger or consolidation would be, an Affiliate of an Interested Shareholder that was an Interested Shareholder prior to the transaction;

2. Any sale, lease, transfer, or other disposition, except in the usual and regular course of business, in one transaction or a series of transactions in any twelve-month period, to any Interested Shareholder or any Affiliate of any Interested Shareholder, other than the Corporation or any of its subsidiaries, of any assets of the Corporation or any subsidiary having, measured at the time the transaction or transactions are approved by the Board of Directors of the Corporation, an aggregate book value at the end of the Corporation's most recently ended fiscal quarter of ten percent (10%) or more of its consolidated net worth;

3. The issuance or transfer by the Corporation, or any subsidiary, in one transaction or a series of transactions in any twelve-month period, of any Equity Securities of the Corporation or any subsidiary which have an aggregate market value of five percent (5%) or more of the total market value of the outstanding shares of the Corporation to any Interested Shareholder or any Affiliate of any Interested Shareholder, other than the Corporation or any of its subsidiaries, except pursuant to the exercise of warrants or rights to purchase securities offered pro rata to all holders of the Corporation's voting shares or any other method affording substantially proportionate treatment to the holders of voting shares;

4. The adoption of any plan or proposal for the liquidation or dissolution of the Corporation proposed by or on behalf of an Interested Shareholder or any Affiliate of any Interested Shareholder;

5. Any reclassification of securities, including any reverse stock split, or recapitalization of the Corporation, or any merger, consolidation, or share exchange of the Corporation with any of its subsidiaries which has the effect, directly or indirectly, in one transaction or a

series of transactions in any twelve-month period, of increasing the proportionate amount of the outstanding shares of any class of Equity Securities of the Corporation or any subsidiary which is directly or indirectly owned by any Interested Shareholder or any Affiliate of any Interested Shareholder; and

6. Any agreement, contract or other arrangement providing for one or more of the foregoing

shall require the affirmative vote of a majority of the outstanding shares of the Corporation entitled to vote on the proposed Business Combination (as defined below), and if a class or series is entitled to vote thereon as a class, the affirmative vote of a majority of the outstanding shares of each such class or series entitled to vote on the proposed Business Combination, at the meeting of shareholders (other than voting shares beneficially owned by the Interested Shareholder who is, or whose Affiliate is, a party to the Business Combination or an Affiliate or Associate of the Interested Shareholder). Such affirmative vote shall be required notwithstanding the fact that no vote may be required, or that a lesser percentage may be specified, by law or in any agreement with any national securities exchange or otherwise.

B. The provisions of Section A of this Article X shall not be applicable to any particular Business Combination, and such Business Combination shall require only such affirmative vote as is required by law and any other provisions of these Articles of Incorporation if:

1. The Board of Directors of the Corporation shall have approved such Business Combination and either (i) the Interested Shareholder has been an Interested Shareholder continuously for period of at least two (2) years prior to the date on which the Board approved such Business Combination, or (ii) such proposed transaction was approved by the Board prior to the time the Interested Shareholder became an Interested Shareholder; or

2. A majority of the outstanding shares of stock of such other corporation is owned of record or beneficially, directly or indirectly, by the Corporation or its subsidiaries.

C. For the purpose of this Article X:

1. "Business Combination" shall mean any transaction referred to in any one or more of clauses A.1 through A.5 above.

2. A "person" shall mean any individual or firm, corporation, partnership, limited partnership, joint venture, trust, unincorporated association or other entity.

3. "Interested Shareholder" means any person other than the Corporation or any subsidiary of the Corporation who is either:

a. The Beneficial Owner, directly or indirectly, of ten percent (10%) or more of the voting power of the outstanding voting stock of the Corporation.

b. An Affiliate of the Corporation that at any time within the two-year period immediately prior to the date in question was the Beneficial Owner, directly or

indirectly, of ten percent (10%) or more of the voting power of the then outstanding voting stock of the Corporation.

c. For the purpose of determining whether a person is an Interested Shareholder pursuant to subdivision C.3.a or C.3.b, the number of shares of voting stock considered to be outstanding shall include all voting stock owned by the person except for those shares which may be issuable pursuant to any agreement, arrangement, or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

4. Beneficial Owner", when used with respect to any voting stock, means a person who:

a. Individually or with any of its Affiliates or Associates, beneficially owns voting stock, directly or indirectly.

b. Individually or with any of its Affiliates or Associates has:

(1) The right to acquire shares, whether the right is exercisable immediately or only after the passage of time, pursuant to any agreement, arrangement, or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise.

(2) The right to vote voting shares pursuant to any agreement, arrangement, or understanding.

(3) Any agreement, arrangement, or understanding for the purpose of acquiring, holding, voting or disposing of voting shares with any other person who beneficially owns, or whose Affiliates or Associates beneficially own, directly or indirectly, the voting shares.

5. "Affiliate" or "Affiliated Person" means a person who directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, a specified person.

6. "Associate" when used to indicate a relationship with any person, means any one of the following:

a. Any corporation or organization, other than the Corporation or a subsidiary of the Corporation, in which the person is an officer, director, or partner, or is, directly or indirectly, the beneficial owner of ten percent (10%) or more of any class of Equity Securities.

b. Any trust or other estate in which the person has a beneficial interest of ten percent (10%) or more or as to which the person serves as trustee or in a similar fiduciary capacity in connection with the trust or estate.

c. Any relative or spouse of the person, or any relative of the spouse, who has the same home as the person or who is a director or officer of the Corporation or any of its Affiliates.

7. "Control", "controlling", "controlled by", or "under common control with" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract, or otherwise. The beneficial ownership of ten percent (10%) or more of the voting shares of a corporation shall create a presumption of control.

8. "Equity Security" means any one of the following:

a. Any stock or similar security, certificate of interest, or participation in any profit sharing agreement, voting trust certificate, or voting share.

b. Any security convertible, with or without consideration, into an Equity Security, or any warrant or other security carrying any right to subscribe to or purchase an Equity Security.

c. Any put, call, straddle, or other option or privilege of buying an Equity Security from or selling an Equity Security to another without being bound to do so.

The Board of Directors of the Corporation shall have the power and duty to determine for the purposes of this Article X, on the basis of the information known to them after reasonable inquiry, (A) whether a person is an Interested Shareholder, (B) the number of shares of voting stock beneficially owned by any persons, and (C) whether a person is an Affiliate or an Associate of another.

Nothing contained in this Article X shall be construed to relieve any Interested Shareholder from any fiduciary obligation imposed by law.

In accordance with the provisions of Article XI of these Articles of Incorporation, this Article X may only be amended by the affirmative vote of a majority of the outstanding shares of the Corporation entitled to vote on the proposed amendment, and if a class or series is entitled to vote thereon as a class, the affirmative vote of a majority of the outstanding shares of each such class or series entitled to vote on the proposed amendment, at a meeting of shareholders, in addition to the vote otherwise required by the Michigan Business Corporation Act.

ARTICLE XI

Anything contained in these Articles of Incorporation to the contrary Article X and this Article XI of these Articles of Incorporation shall not be altered, amended, changed or repealed and no provision inconsistent with the intent or purpose of such provisions shall be adopted without the affirmative vote of a majority of the outstanding shares of the Corporation entitled to vote on the proposed amendment, and if a class or series is entitled to vote thereon as a class, the affirmative vote of a majority of the outstanding shares of each such class or series entitled to vote on the proposed amendment, at a meeting of shareholders, in addition to the vote otherwise required by the Michigan Business Corporation Act.